TOMPKINS FINANCIAL CORPORATION S-8

EXHIBIT 23.1

KPMG LLP 677 Washington Boulevard Stamford, CT 06901

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 28, 2025, with respect to the consolidated financial statements of Tompkins Financial Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Stamford, Connecticut

July 25, 2025